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                                                                     EXHIBIT 8.1

                              FORM OF TAX OPINION
                        ________________, 1998   DRAFT


Board of Directors
PFSB Bancorp, Inc.
123 West Lafayette Street
Palmyra, Missouri   63461-0072

Board of Directors
Palmyra Saving and Building Association, F.A.
123 West Lafayette Street
Palmyra, Missouri   63461-0072

     Re: Federal Tax Consequences of the Conversion of Palmyra Saving and Building Association, F.A. from a Federally-chartered Mutual Savings and Loan Association to a Federally-chartered Stock Savings Bank and the Offer and Sale of Common Stock of PFSB Bancorp, Inc. (the "Conversion")

To the Members of the Board of Directors:

     You have requested an opinion regarding the federal income tax consequences of the proposed conversion of Palmyra Saving and Building Association, F.A. (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Converted Bank") and the acquisition of the Converted Bank's capital stock by PFSB Bancorp, Inc., a Missouri corporation (the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Directors on September 24, 1998 (the "Plan of Conversion").

     The proposed transaction is described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "FEDERAL TAX OPINION."
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Board of Directors                                                         DRAFT
____________________, 1998
Page 2

     We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received certain standard factual representations of the Holding Company and the Association concerning the Holding Company and the Association as well as the transaction ("Representations"). These Representations are required to be furnished prior to the execution of this letter and again prior to the closing of the Conversion. We will rely upon the accuracy of the Representations of the Holding Company and the Association and the statements of facts contained in the examined documents, particularly the Plan of Conversion. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Conversion. We have assumed that the Conversion will be consummated strictly in accordance with the terms of the Plan of Conversion.

     The Plan of Conversion and the Prospectus contain a detailed description of the Conversion. These documents as well as the Representations to be provided by the Holding Company and the Association are incorporated in this letter as part of the statement of the facts.

     The Association, with its headquarters in Palmyra, Missouri, is a federally-chartered mutual savings and loan association. As a mutual savings and loan association, the Association has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Association belong to the deposit account holders of the Association, hereinafter sometimes referred to as "shareholders." A shareholder of the Association has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Association is ever liquidated. In addition, a shareholder of the Association is entitled to interest on his account balance as fixed and paid by the Association.

     In order to provide organizational and economic strength to the
Association, the Board of Directors has adopted the Plan of Conversion whereby the Association will convert itself into a federally-chartered stock savings bank, the stock of which will be held entirely by the Holding Company. Assuming that the Holding Company form of organization is utilized, the Holding Company will acquire the stock of the Converted Bank by purchase, in exchange for the Conversion proceeds that are not permitted to be retained by the Holding
Company. The Holding Company will apply to the Office of Thrift Supervision ("OTS") to retain up to 50% of the proceeds received from the Conversion. The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Holding Company and the Converted Bank. The Conversion and sale of the Common Stock will be subject to applicable regulatory approval and the approval by the affirmative vote of a majority of the Members.
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Board of Directors                                                         DRAFT
____________________, 1998
Page 3

     The Association shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Converted Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Converted Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Savings Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his deposit account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan of Conversion.

     In the unlikely event of a complete liquidation of the Converted Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their deposit accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his deposit accounts then held, before any liquidation distribution may be made to any holders of the Converted Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Savings Accounts and other liabilities, or similar transaction with a Federal Deposit Insurance Corporation ("FDIC") institution, in which the Converted Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

                            LIMITATIONS ON OPINION
                            ----------------------

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or city tax consequences of the Conversion under any section of the Code except if and to the extent specifically addressed.

                              FEDERAL TAX OPINION
                              -------------------

     Based upon the Representations and the other factual information referred to in this letter, and assuming the transaction occurs in accordance with the Plan of Conversion, and taking into consideration the limitations noted throughout this opinion, it is our opinion that under current federal income tax law:
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Board of Directors                                                         DRAFT
____________________, 1998
Page 4

     (1) Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a shareholder in a mutual entity is more nominal than real, unlike that of a shareholder of a corporation, the Conversion of the Association from a mutual entity to a stock savings bank is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Association nor the Converted Bank shall recognize gain or loss as a result of the Conversion. The Association and the Converted Bank shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss shall be recognized by the Converted Bank or the Holding Company on the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

     (3) The basis of the assets of the Association in the hands of the Converted Bank shall be the same as the basis of such assets in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

     (4) The holding period of the assets of the Association in the hands of the Converted Bank shall include the period during which the Association held the assets (Section 1223(2) of the Code).

     (5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Converted Bank plus interests in the liquidation account of the Converted Bank in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

     (6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account
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Board of Directors                                                         DRAFT
____________________, 1998
Page 5

          Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     (7) The basis of the deposit accounts in the Converted Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other shareholders of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Converted Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

     Our opinion under paragraph (6) above is predicated on the Representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and
(7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received a letter from RP Financial, LC, that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.

                                     * * *
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Board of Directors                                                         DRAFT
____________________, 1998
Page 6

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion as well as all the information and Representations referred to herein. Any change in the transaction could cause us to modify our opinion.

     We consent to the inclusion of this opinion as an exhibit to the Form AC Application for Conversion of the Association and the references to and summary of this opinion in such Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form SB-2 Registration Statement and the Form H-(e)1-S Application of PFSB Bancorp, Inc. and the references to and summary of this opinion in both the Form SB-2 and the Form H-(e)1-S.

                                    Sincerely,


                                    MULDOON, MURPHY & FAUCETTE